SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 6, 2008

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 S. Virginia, 8th Floor, Reno, Nevada, USA	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 398-3005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 6, 2008, the board of directors appointed David Kerr (Age: 45) and David Grant (Age: 57)  to serve as members of the board of directors until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws.

Mr. Kerr has approximately 23 years experience working as a geologist.  Mr. Kerr earned a Bachelor of Science degree in Geological Engineering from Queen's University in Kingston, Ontario in 1985.  Since September 2003, Mr. Kerr has served as a consulting geologist and President of Accumin Mineral Services Inc., a geological consulting firm.  Since 2000, Mr. Kerr has served as a geological consultant to Amazonia Mineracao Limitada, a Brazilian exploration and mining company in which he is also a stakeholder.

Mr. Grant has over 30 years experience as a professional geologist in the minerals industry.  Mr. Grant earned a Bachelor of Science degree in Geology from the University of Rhodesia in 1975 and a Master of Science in Mineral Exploration from Rhodes University in 1980.  Since 1990, Mr. Grant has served as a consulting geologist for Applied Geology and Mining (Pty) Ltd during which time he has worked on a wide variety of mineral deposits including placer gold.

There are no family relationships between Messrs. Kerr and Grant and any other of our directors or executive officers.

Neither Mr. Kerr nor Mr. Grant has had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 6, 2008

Amazon Goldsands Ltd.

By:	/s/ Hector Ponte
Name:	Hector Ponte
Title:	Chief Executive Officer & Director